Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2018 First Quarter Results
MALVERN, Pa. (May 8, 2018) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its fiscal 2018 first quarter ended March 31, 2018.
First Quarter Highlights:

•	Growth in revenues to $73.1 million, up 22.3% year-over-year

•	Earnings increased to $0.37 per diluted share, compared to $0.15 reported last year

•	Adjusted diluted EPS* increased 95% to $0.37 compared to prior year $0.19

•	Operating margin for the quarter was 11.2% as compared to 6.6% for the prior year period

•	Book-to-bill remained strong at 1.05, reflecting healthy, stable end-markets

Ziv Shoshani, Chief Executive Officer of VPG, commented, “Our operating performance in the first quarter of 2018 demonstrates our ability to capture opportunity across all of our end markets in the improved business environment, delivering solid operating margins. We continue to execute well against our business strategy and deliver value to our stockholders.”

The Company grew first fiscal quarter 2018 net earnings attributable to VPG stockholders to $5.0 million, or $0.37 per diluted share, compared to $2.0 million, or $0.15 per diluted share, in the first fiscal quarter of 2017.
The first fiscal quarter 2018 adjusted net earnings attributable to VPG stockholders approximately doubled to $5.0 million, or $0.37 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $2.5 million, or $0.19 per diluted share, for the comparable prior year period. This growth was achieved despite a foreign currency exchange rate headwind that reduced net income for the first fiscal quarter of 2018 by $0.2 million, or $0.02 per diluted share relative to the first fiscal quarter of 2017.
Segments
Foil Technology Products segment revenues grew 23.0% to $34.2 million in the first fiscal quarter of 2018, up from $27.8 million in the first fiscal quarter of 2017; sequential revenue increased 14.3% compared to $29.9 million in the fourth quarter of 2017. The year-over-year and sequential increases in revenues were attributable to precision resistors growth in all regions, primarily for the test and measurement market, in addition to an increase mainly in the advanced sensors products across all regions.
Gross profit margin for the segment was 42.8% for the first fiscal quarter of 2018, an increase compared to 41.4% in the first fiscal quarter of 2017 and 39.3% in the fourth fiscal quarter of 2017. The year-over-year and sequential increase in gross margin was directly due to the volume increase experienced in the first fiscal quarter of 2018.
Force Sensors segment revenues grew 24.3% to $19.2 million in the first fiscal quarter of 2018, up from $15.5 million in the first fiscal quarter of 2017; sequential revenue increased 8.5% up from $17.7 million in the fourth quarter of 2017. The year-over-year increase in revenues was mainly attributable to OEM customers in the force measurement and precision weighing markets across all regions. The increase in sequential revenue was primarily attributable to OEM customers in the force measurement market in Europe.
Gross profit margin for Force Sensors was 27.3% for the first fiscal quarter of 2018, an increase compared to 23.9% in the first fiscal quarter of 2017 and a decrease compared to 29.5% in the fourth fiscal quarter of 2017. Gross margins were up compared to the prior year period due to the volume increase experienced in the first fiscal quarter of 2018. The sequential decline in gross margins is primarily related to higher freight costs and wage increases.

Weighing and Control Systems segment revenues grew by 19.0% to $19.7 million in the first fiscal quarter of 2018, up from $16.6 million in the first fiscal quarter of 2017; sequential revenue decreased 9.7% from $21.8 million in the fourth fiscal quarter of 2017. The increased year-over-year revenues were primarily attributable to the on-board weighing and process weighing product lines in Europe and the Americas. The comparative decrease in sequential revenue was attributable to the significant revenues in the steel business, primarily in Asia, that occurred in the fourth fiscal quarter of 2017.
The first fiscal quarter 2018 gross profit margin for the segment was 43.9%, a decrease compared to 44.3% from the first fiscal quarter of 2017 and 44.8% from the fourth fiscal quarter of 2017. The year-over-year decline in gross margin was primarily due to product mix. The sequential decline in gross margin was primarily due to a reduction in volume.
Near-Term Outlook
“In light of a continued strong business environment, at constant first fiscal quarter 2018 exchange rates, we expect net revenues in the range of $71 million to $77 million for the second fiscal quarter of 2018,” concluded Mr. Shoshani.
*Use of Non-GAAP Financial Information
We define “adjusted net earnings” as net earnings attributable to VPG stockholders before restructuring costs and associated tax effects. The reconciliation table within this release reconciles the Company's non-GAAP measures, which are provided for comparison with other results, to the most directly comparable U.S. GAAP measures. Management believes that these measures are meaningful because they provide insight with respect to intrinsic operating results.
Conference Call and Webcast
A conference call will be held today (May 8) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 5447133, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10119570. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
For Investors
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VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	March 31, 2018	April 1, 2017
Net revenues	$73,091	$59,787
Costs of products sold	44,586	37,270
Gross profit	28,505	22,517
Gross profit margin	39.0%	37.7%

Selling, general, and administrative expenses	20,319	18,018
Restructuring costs	—	554
Operating income	8,186	3,945
Operating margin	11.2%	6.6%

Other income (expense):
Interest expense	(442)	(452)
Other	(649)	(529)
Other income (expense) - net	(1,091)	(981)

Income before taxes	7,095	2,964

Income tax expense	2,137	961

Net earnings	4,958	2,003
Less: net earnings attributable to noncontrolling interests	(30)	8
Net earnings attributable to VPG stockholders	$4,988	$1,995

Basic earnings per share attributable to VPG stockholders	$0.37	$0.15
Diluted earnings per share attributable to VPG stockholders	$0.37	$0.15

Weighted average shares outstanding - basic	13,342	13,210
Weighted average shares outstanding - diluted	13,497	13,438

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$73,734	$74,292
Accounts receivable, net	53,141	46,789
Inventories:
Raw materials	18,247	16,601
Work in process	23,387	23,160
Finished goods	19,963	20,174
Inventories, net	61,597	59,935

Prepaid expenses and other current assets	12,668	10,299
Total current assets	201,140	191,315

Property and equipment, at cost:
Land	3,484	3,434
Buildings and improvements	50,816	50,276
Machinery and equipment	97,199	95,158
Software	8,068	7,955
Construction in progress	2,501	2,252
Accumulated depreciation	(106,324)	(103,401)
Property and equipment, net	55,744	55,674

Goodwill	18,995	19,181

Intangible assets, net	19,748	20,475

Other assets	19,775	19,906
Total assets	$315,402	$306,551

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	March 31, 2018	December 31, 2017
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$12,953	$13,678
Payroll and related expenses	17,201	15,892
Other accrued expenses	16,408	15,952
Income taxes	2,103	2,515
Current portion of long-term debt	3,926	3,878
Total current liabilities	52,591	51,915

Long-term debt, less current portion	27,717	28,477
Deferred income taxes	2,300	2,300
Other liabilities	13,968	14,131
Accrued pension and other postretirement costs	16,952	16,424
Total liabilities	113,528	113,247

Commitments and contingencies

Equity:
Common stock	1,304	1,288
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	195,259	192,904
Retained earnings	47,911	43,076
Accumulated other comprehensive loss	(33,939)	(35,450)
Total Vishay Precision Group, Inc. stockholders' equity	201,873	193,156
Noncontrolling interests	1	148
Total equity	201,874	193,304
Total liabilities and equity	$315,402	$306,551

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Three fiscal months ended
	March 31, 2018	April 1, 2017
Operating activities
Net earnings	$4,958	$2,003
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,684	2,681
Gain on disposal of property and equipment	(53)	(109)
Share-based compensation expense	373	243
Inventory write-offs for obsolescence	613	297
Deferred income taxes	268	(97)
Other	(723)	(359)
Net changes in operating assets and liabilities:
Accounts receivable, net	(5,519)	(3,362)
Inventories, net	(1,910)	284
Prepaid expenses and other current assets	(2,517)	(2,154)
Trade accounts payable	1,687	1,422
Other current liabilities	1,943	2,032
Net cash provided by operating activities	1,804	2,881

Investing activities
Capital expenditures	(4,296)	(1,962)
Proceeds from sale of property and equipment	53	148
Net cash used in investing activities	(4,243)	(1,814)

Financing activities
Principal payments on long-term debt and capital leases	(2,970)	(657)
Proceeds from revolving facility	8,000	7,000
Payments on revolving facility	(3,000)	(7,000)
Distributions to noncontrolling interests	(117)	(2)
Payments of employee taxes on certain share-based arrangements	(785)	(303)
Net cash provided by (used in) financing activities	1,128	(962)
Effect of exchange rate changes on cash and cash equivalents	753	694
(Decrease) increase in cash and cash equivalents	(558)	799

Cash and cash equivalents at beginning of period	74,292	58,452
Cash and cash equivalents at end of period	$73,734	$59,251

Supplemental disclosure of non-cash investing transactions:
Capital expenditures purchased	$(1,773)	$(1,962)
Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$(2,794)	$—

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)
	Fiscal quarter ended
	March 31, 2018	April 1, 2017
Gross profit	$28,505	$22,517
Gross profit margin	39.0%	37.7%

Adjusted gross profit	$28,505	$22,517
Adjusted gross profit margin	39.0%	37.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Operating Margin
(Unaudited - In thousands)

	Fiscal quarter ended
	March 31, 2018	April 1, 2017
Operating income	$8,186	$3,945
Operating margin	11.2%	6.6%

Reconciling items affecting operating margin
Restructuring costs	—	554

Adjusted operating income	$8,186	$4,499
Adjusted operating margin	11.2%	7.5%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended
	March 31, 2018	April 1, 2017
Net earnings attributable to VPG stockholders	$4,988	$1,995

Reconciling items affecting operating margin
Restructuring costs	—	554
Less reconciling items affecting income tax expense
Tax effect of reconciling items	—	42
Adjusted net earnings attributable to VPG stockholders	$4,988	$2,507

Adjusted net earnings per diluted share	$0.37	$0.19

Weighted average shares outstanding - diluted	13,497	13,438